EXHIBIT 10.1

HANGAR LICENSE AND SERVICES AGREEMENT

TEXTRON – SCOTT DONNELLY

This Hangar License and Services Agreement (the “Agreement”), made and entered into on April 25, 2011 to be effective as of the 5th day of December, 2010 by and between Textron Inc. (hereinafter called “Textron”) and Scott C. Donnelly on behalf of [Mr. Donnelly's limited liability corporation] (hereinafter called “Licensee”) and their respective successors and assigns,

WITNESSETH:

WHEREAS, Textron leases approximately 85,390 square feet of space from the Rhode Island Airport Corporation (“RIAC”) pursuant to a Lease dated June 19, 1996 (the “Prime Lease”); and

WHEREAS, Licensee desires to store his Cessna 208 Caravan turbo-prop aircraft in a portion of the space covered by the Prime Lease, and obtain certain services from Textron, and Textron is willing to permit and provide same;

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and intending to be legally bound hereby, Textron and Licensee agree as follows:

1.           DESCRIPTION OF PROPERTY

1.1           Description of Property.  Textron, in consideration of the fees, covenants and agreements to be paid, kept and performed by Licensee as hereinafter provided, and subject to the terms and conditions set forth in this Agreement, does hereby permit Licensee to store his Cessna 208 Caravan aircraft and equipment and other items necessary for the support of the operation of such aircraft, within the hangar commonly known as “Hangar 1” (the “Premises”) in the City of Warwick, Rhode Island, located at T.F. Green Airport, Rhode Island and the improvements thereon, together with the use, in common with Textron and others, of any road, driveway, or passage way open or proposed, in front of or adjoining or giving access to said tract piece or parcel of land. Licensee acknowledges that the aircraft described above shall be placed in such area in the Premises as Textron personnel shall direct.

1.2           No Representations.  Licensee hereby acknowledges that Textron has made no representations as to the condition of the Premises or any facilities thereon and is licensing the Premises as is.  Licensee further acknowledges that he has inspected the Premises for normal defects and that Licensee relies solely on said inspection.

1.3           Fuel Storage. Licensee shall have the privilege to use Textron’s bulk aviation fuel storage facility, subject to prior notification to and consent of Textron in advance of each transfer of fuel to and from such bulk fuel storage facility. Fuel will be pumped by Textron personnel into Licensee’s aircraft upon request by Licensee. Textron shall maintain records of the quantity of any fuel used and/or replenished by Licensee. For fuel consumed by Licensee’s aircraft each month Textron shall invoice Licensee in an amount per gallon equal to the average price paid by Textron for fuel during the three months prior to the date of the invoice. In addition, the parties anticipate that from time to time, with the prior consent of Textron in each case, Licensee may purchase fuel, generally in a quantity of 2,000 gallons or more, from a third party approved by Textron to replenish fuel consumed by Licensee’s aircraft from the bulk fuel storage facility.  Upon termination of this Agreement, Textron shall prepare an accounting and reconciliation of the use and replenishment by Licensee of the bulk fuel storage facility and the applicable party shall reimburse the other for the actual purchase price of any fuel used or to be used by it but not paid for.

1.4           Towing and Other Services.   Textron shall provide towing and other services with respect to Licensee’s aircraft upon Licensee’s request, as further described in Section 8 below.

2.           TERM

The term of this Agreement is agreed to have commenced on December 5, 2010 (the "Commencement Date"), and shall continue on a month-to-month basis until terminated by 30 day written notice by either Textron or Licensee to the other (the “Term”).  Textron shall further have the right to terminate this Agreement for default as provided herein.

3.           RENT AND OTHER FEES

3.1           Monthly Rental Fee.  Licensee will pay to Textron as a fee (the “Monthly Rental Fee”) for the use of the Premises during the Term the sum of $1,500 each month.

3.2           Other Fees. Licensee shall pay for other services provided under this Agreement at the applicable rates specified in Section 8 below.

3.             Payment of Fees.  Textron shall invoice Licensee at the beginning of each calendar month for the Monthly Rental Fee, together with any other fees incurred during the prior calendar month, which shall be due and payable by the 25th day of such month Checks shall be made payable to Textron Inc. and forwarded to Textron Inc., Hangar#1, 566 Airport Road, Warwick RI 02886, Attention: Jayne Platt, Aviation Administrator, or to such other address or addresses as Textron may hereafter advise Licensee in writing, without deduction or set-off.  Upon termination of this Agreement by Licensee other than at the end of a month, no refund of any portion of the applicable Monthly Rental Fee shall be made by Textron.

3.3           Delinquency Charges.  If Textron has not received the full amount of any Monthly Fees, or other charges due and payable to Textron under this Agreement, by the end of 25 calendar days after the date it first became due, Licensee shall pay interest equal to one (1%) percent per month or the maximum rate permitted by law, whichever is less, with respect to such unpaid amounts.

3.4           Increase in Fees. Notwithstanding Sections 3.1 and 3.2 above, Textron may notify Licensee not more frequently than annually that it seeks to increase the Monthly Rental Fee and/or other fees in light of changes in market conditions. In such event the parties agree to negotiate in good faith with respect to any such increase(s).

4.           USE

The Premises are licensed for use solely by Licensee to house his aircraft and for the other purposes described in this Agreement.  This use may not vary without the prior written consent of Textron.  Said consent shall not be unreasonably withheld.  No charter operation shall be permitted on the Premises.

5.           UTILITIES

  Textron shall pay all costs for water, gas, electricity, sewer charges, telephone and other utilities used or consumed upon the Premises as and when the charges for the same become due and payable.  Further, Textron shall maintain, at its sole cost and expense the water, gas, boiler, sewer and electric system on or about the Premises.

6.           TERMINATION; REMOVAL OF LICENSEE’S PROPERTY

Upon the termination or expiration of this Agreement for whatsoever cause, Licensee shall have the privilege and right to remove and upon request of Textron shall remove, at his own expense, Licensee’s aircraft.    Any damage to the Premises caused by such removal shall be repaired at Licensee’s expense.  Licensee shall have thirty (30) days after termination to remove his property and/or repair any damage.

7.           REPAIRS TO PREMISES; LIENS

7.1           Maintenance of Premises.  Textron shall maintain the Premises in good order, repair and condition and shall make all repairs (structural and non-structural, including repair or replacement of the roof), as may be necessary to keep the Premises in good condition. Licensee shall reimburse Textron for the cost of any repairs made necessary by the negligence or intentional misconduct of Licensee or his invitees.

7.2.          Liens.  Licensee shall promptly pay all amounts owing to his contractors and materialmen, so as to minimize the possibility of a lien attaching to the Premises, and should any such lien be made or filed, Licensee shall bond or indemnify against or discharge the same within ten (10) days after written request by Textron.

8.           ACCESS TO PREMISES; OTHER SERVICES

8.1. No keys or cards for access to Hangar 1 will be issued to guests or invitees of Licensee, except as may be determined by Textron, in its sole discretion.

8.2 Upon reasonable request by Licensee, Textron may provide towing services with respect to the Licensee’s aircraft. Also, Licensee acknowledges that Textron may from time to time move the Licensee’s aircraft within, beside or between the hangars constituting the Premises for space allocation or other purposes. With prior consent by Textron, upon receipt of appropriate training by either Rhode Island Airport Corporation or Textron Flight Operations staff, Licensee may utilize Textron’s towing equipment for purposes of moving his aircraft into and out of the Premises.

8.3 Upon reasonable request by Licensee, Textron shall perform maintenance on the Licensee’s aircraft, provided that Textron, in its discretion, determines that it has trained and qualified personnel available to perform such service. Licensee shall reimburse Textron for the out of pocket costs of materials, parts and other hardware as well as the time of its personnel (calculated at the rate of $90.00 per hour) in performing such maintenance. Upon reasonable request by Licensee from time to time, Textron may grant access to the Premises and make its equipment available to Licensee’s contractors for the purpose of performing maintenance on Licensee’s aircraft.

8.4 Upon reasonable request by Licensee, Textron may contract with third party suppliers for flight safety training for Licensee. Textron shall be reimbursed by Licensee for the actual expenses of such training to the extent that such training relates to Licensee’s owned aircraft.

8.5 With the consent of and by prior arrangement with Textron’s aviation personnel, Licensee may from time to time use the flight planning facilities and equipment located in Textron’s hangar commonly known as “Hangar 1” at no extra charge.

8.6 To the extent that Textron is required to pay overtime to Textron employees to enable Licensee to have access to the Premises or to provide towing or fueling services at such times as Licensee requests, Licensee shall reimburse Textron for such hours of overtime as Textron is obligated to pay its employees, at the rate of $30 per hour for a line service technician, with a three hour minimum on weekends and holidays (i.e. $90), or, if a line service technician is not available, at the rate of $56 per hour for a senior maintenance technician or other employee, with a three hour minimum on weekends and holidays (i.e. $168). Licensee acknowledges that, as of the date of this Agreement, Textron Flight Operations’ normal hours of operation are from 7:30am to 4pm Monday to Friday.

8.7 Notwithstanding any other provision of this Agreement to the contrary, Licensee agrees not to bring any action against Textron based on any theory of liability, whether in tort or contract, based upon Licensee’s use of the aforementioned Textron facilities (including any services, gratuitous or otherwise, that may from time to time be performed by Textron employees or agents); and Licensee shall indemnify, defend and hold Textron harmless from and against any and all loss, cost, damage and expense, including reasonable attorneys' fees, resulting from any claim for damage or injury to any person or property arising out of or in any way connected with Licensee's use of such Textron facilities.  In the event any action or proceeding is brought against Textron by reason of any such claim, Licensee, upon notice from Textron, shall defend the same at Licensee's expense.

9.           COMPLIANCE WITH LAWS AND AIRPORT REGULATIONS

9.1           Compliance with Laws.  During the term of this Agreement, Textron and Licensee, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, including but not limited to all environmental laws, any regulations national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, and all rules and regulations of Textron which may be applicable to the Premises and Textron’s and Licensee’s respective use thereof.   Textron and Licensee shall each likewise comply with the requirements of all policies of insurance at any time in force with respect to the Premises and Textron’s and Licensee’s respective operations thereon.

9.2           Hazardous Substances.  Neither Textron nor Licensee shall cause or permit the presence, use, discharge, disposal, storage, release, or threatened release of any Hazardous Substances, pollutants or contaminants on or in the Premises and adjoining area (the “Property”), except in compliance with applicable law and in quantities necessary to the operation and maintenance of the Premises, or in the case of Licensee, maintenance or operation of his aircraft.  Neither Textron nor Licensee shall do anything affecting the Property that is in violation of any Environmental Law, nor shall either

Textron or Licensee allow anyone else to do anything affecting the Premises that is in violation of any Environmental Law.

9.3           Notice of Investigations.  Each of Textron and Licensee shall promptly give the other written notice of any investigation, claim, demand, lawsuit or other action by any governmental or regulatory agency or private party involving the Property and any Hazardous Substance or Environmental Law of which such party has knowledge.  If either Textron or Licensee learns, or is notified by any governmental regulatory authority, that any removal or other remediation of any Hazardous Substance affecting the Property is necessary, the party responsible for causing or permitting the presence, use, discharge, disposal, storage, release, or threatened release of such Hazardous Substance shall promptly take all necessary remedial actions in accordance with Environmental Law.

9.4           Definition of “Hazardous Substances.”  As used in this paragraph “Hazardous Substances” are those substances defined as toxic or hazardous substances by Environmental Law and the following substances: gasoline, kerosene, other flammable or toxic petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or urea, formaldehyde, polychlorinated biphenyls, and radioactive materials.  As used in this paragraph, “Environmental Law” means federal laws, , rules, regulations, ordinances, orders, permits, licenses, judgments or decrees, or the laws, rules, regulations, ordinances, orders, permits, licenses, judgments or decrees of the jurisdiction where the Property is located that relate to health, safety, wastes, Hazardous Substances or environmental protection.

10.           INDEMNIFICATION; INSURANCE

10. 1           Indemnification.  Licensee shall indemnify, defend and hold Textron harmless from and against any and all loss, cost, damage and expense, including reasonable attorneys' fees, resulting from any claim for damage or injury to any person or property arising out of or in any way connected with (a) Licensee's use of, and ingress to and egress from, the Premises and adjoining areas, (b) Licensee’s aircraft operations, or (c) any act or omission of Licensee, his  contractors, guests or invitees with respect to this Agreement.  In the event any action or proceeding is brought against Textron by reason of any such claim, Licensee, upon notice from Textron, shall defend the same at Licensee's expense.  Subject to the provisions of Section 16 (Notices), Textron shall indemnify and hold Licensee harmless from and against any and all loss, cost, damage and expense, including reasonable attorneys' fees, resulting from any claim for damage or injury to any person or property arising out of or in any way connected with (a) Textron’s use and occupancy of, and ingress to and egress from, the Premises and adjoining areas,  (b) Textron’s aircraft operations, or (c) any act or omission of Textron, its employees, agents, guests or invitees with respect to this Agreement.  In the event any action or proceeding is brought against Licensee by reason of any such claim, Textron, upon notice from Licensee, shall defend the same at Textron’s expense.

10.2           Insurance to be Maintained by Licensee.  During the Term, Licensee shall, at his expense, carry and maintain (a) a general liability insurance policy or policies or other, similar form of public liability insurance with a combined single limit of not less than $1,000,000 insuring against all liability of Licensee arising out of or in connection with Licensee's use or occupancy of the Premises; (b) aircraft liability and airport liability insurance with a combined single limit of not less than $1,000,000; and (c) aircraft hull coverage in an amount not less than the value of his aircraft housed at the Premises.  The insurance policy required by clause (a) of the first sentence of this Section 10.2 shall contain contractual liability coverage which specifically insures Licensee's indemnities contained in this Agreement.    The insurance policy or policies required by clause (b) of the first sentence of this Section 10.2 shall name Textron as an additional insured with respect to personal injury, bodily injury, including death, and property damage claims arising from Licensee’s aircraft operations. Each policy shall provide that (1) not less than thirty (30) days' prior written notice shall be given to Textron in the event of any material modification in the terms of such policy or of the cancellation or non-renewal thereof with respect to any liability or loss created by or associated with Licensee or his aircraft.  Such insurance coverage may, however, be afforded by a "blanket" policy or policies maintained by Licensee with respect to all or a portion of Licensee's activities on leased or owned properties. The amount of such required insurance coverage shall not limit Licensee's obligations under this Lease.  Textron makes no representation whatsoever that the amount of such insurance coverage is adequate to protect Licensee from any liability or damage to which Licensee may become exposed.  Licensee shall provide to Textron a certificate of insurance including any necessary endorsements to Licensee’s insurance policies prior to commencement of the Term hereof , and shall furnish Textron with evidence of renewal of the policies not less than twenty (20) days before expiration of the terms of the policies.  In the event Licensee provides a certificate of insurance, such certificate shall contain sufficient information for Textron to determine if the underlying policy complies with provisions of this Lease.  Licensee shall assume the risk of loss or damage to his property on the Premises, and at all times during the Term, Licensee shall insure his personal property on the Premises against loss or damage by fire, including extended coverage, and theft.

10.3           Insurance to be Maintained by Textron. During the Term, Textron shall, at its expense, carry and maintain (a) Workers’ Compensation and Employer's Liability Insurance; (b) a commercial general liability insurance policy or policies or other, similar form of public liability insurance with a combined single limit of not less than $1,000,000 insuring against all liability of Textron, its employees and representatives, arising out of or in connection with Textron's use or occupancy of the Premises; (c) Automobile Liability Insurance with a combined single limit of not less than $1,000,000; (d) aircraft liability insurance with a combined single limit of not less than $100,000,000; (e) aircraft hull coverage in an amount not less than the value of Textron’s aircraft housed at the Premises. The insurance policy required by clause (b) of the first sentence of this Section 10.3 shall contain contractual liability coverage, which specifically insures Textron’s indemnities contained in this Lease.  Such insurance coverage may be afforded by a "blanket" policy or policies maintained by Textron with respect to all or a portion of Textron's activities on leased or owned properties. Textron shall provide a certificate of insurance to Licensee prior to commencement of the Term hereof.

10.4           Insurance Policy Deductible.  Notwithstanding any other provisions of this Agreement, in the event of any loss caused by the negligence or misconduct of Licensee, Licensee shall be obligated for and Licensee shall pay to Textron the deductible portion of any insured recovery Textron otherwise would have been entitled to receive but for such deductible feature of the applicable insurance policy.

11.           DESTRUCTION OF PREMISES

In the event of fire or other casualty occurring during the Term which results in damage or destruction to the Premises, Textron or Licensee may terminate this Agreement by notice in writing to the other as of the date on which such fire or other casualty or taking occurs.

12.           SUBLETTING AND ASSIGNMENT

Licensee shall not assign nor in any manner transfer this Agreement or any estate or interest therein, nor permit any use of the same other than by Licensee nor sublet the Premises or any part thereof, nor grant any license, concession or other right of occupancy of any portion of the Premises.

13.           LICENSEE’S COVENANTS

Licensee covenants and agrees as follows:

13.1           Payment and Performance.  To perform promptly all of the obligations of Licensee set forth in this Agreement; to pay when due all fees and all charges which by the terms of this Agreement are to be paid by Licensee.

13.2           Cleanliness of Premises.  To the extent his guests or invitees are present on the Premises, to clean up any mess caused by any such individual, to place all refuse, rubbish and debris in covered containers furnished by Textron and to comply with Textron’s reasonable rules in effect from time to time relating to maintenance and operation of the Premises.

13. 3           No Waste.  Not to cause, suffer or permit strip or waste.

 14.           BREACH OR DEFAULT

14.1           Default.  If Licensee shall be in default in the payment of fees or any part thereof or of other sums payable by Licensee hereunder at the times and places herein fixed for the payment thereof and said default shall continue ten (10) days (whether or not the payment of said fees shall have been demanded), or if default shall be made in any other of the covenants or provisions herein contained on the part of Licensee to be kept and performed and if such default shall continue for a period of ten (10) days after notice to Licensee (or if such default cannot be cured within such 10 day period, Licensee has not commenced to cure default within such 10 day period), or if Licensee shall make an assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or insolvency, or shall be adjudged bankrupt, or if the estate hereby created shall be deserted or vacated, then and in any of the said cases, not withstanding any license or waiver of any former breach of covenant or consent in a former instance, it shall be lawful for Textron thereupon or at any time thereafter, during which such default, assignment, insolvency, legal proceedings, desertion, vacancy or neglect shall continue, or be in effect to terminate this Agreement and all of Licensee’s interest hereunder by giving written notice to Licensee of such termination and of the effective date thereof (and such notice having been given, this Agreement shall cease and expire on the date named therein), and/or, at Textron’s option, without demand or notice, and without process of law to enter upon and into the Premises or any part thereof in the name of the whole, and to declare this Agreement at an end and in such case expel Licensee without being guilty of any manner of trespass without prejudice, however, to Textron’s claims for rent or other claims for breach of covenant hereunder, it being expressly understood and agreed that this Agreement shall not continue or inure to the benefit of any assignee, receiver or trustee in bankruptcy, excepting at the option of Textron.

14.2           No Relief from Obligations.  No such expiration or termination of this Agreement shall relieve Licensee of his liability and obligations under this Agreement, and such liability and obligations shall survive any such expiration or termination.

14.3           Interest, Costs and Fees.  If Licensee shall breach or fail to perform any of the covenants or provisions of this Agreement, and such breach shall continue beyond the period as specified in 14.1, and such failure or breach shall cause Textron to incur any damages or expenses whatsoever, then and in that event such damages or expenses so incurred by Textron, with interest at the rate of one (1) percent per month, costs and reasonable attorney's fees shall be deemed to be additional fees hereunder and shall be due from Licensee to Textron on the first (1st) day of the month following the incurring of such respective expenses.

15.           NO WAIVER

The failure of Textron to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of any original violation.  The receipt by Textron of fees with knowledge of the breach of any provision of this Agreement shall not be deemed to have been a waiver by Textron of such breach, or by Licensee, any such waiver shall not be valid unless such waiver by in writing, signed by the party to be charged.  No consent or waiver, express or implied, by Textron to or of any breach of this Agreement or of any other agreement or duty between the parties shall be construed as a waiver or consent to or of any later breach of the same of any breach of any other provisions of this Agreement or other agreement or duty.

16.           NOTICES

16.1           Notices to Licensee.  All notices to Licensee shall be in writing and shall be effective upon receipt after being sent by certified mail (return receipt requested) addressed to Licensee at 40 Westminster Street, Providence, RI 02903.

16.2           Notices to Textron.  All notices to Textron shall be in writing and shall be effective upon receipt after being sent by certified mail (return receipt requested) addressed to Textron (Attention Textron Real Estate) at its business offices at 40 Westminster Street, Providence, Rhode Island 02903 or at such other address as Textron shall designate in writing to Licensee.

16.3           Other Forms of Notices.  Notices may also be sent by overnight courier service or delivered by hand, in which case any such notice shall be effective upon receipt by the addressee.

16.4           Changes of Address.  Notwithstanding any provisions in this Agreement to the contrary concerning modifications, a change in address may be effected by certified mail (return receipt requested) sent by either party to the other.

17.           ENTIRE AGREEMENT AND MODIFICATION

17.1           Entire Agreement.  Neither Textron nor Licensee nor any of their agents have made any statement, promise or agreements verbally or in writing in conflict with the terms of this Agreement.  Any and all representations by either of the parties or their agents made during negotiations prior to execution of this Agreement and which representations are not contained in the provisions hereof shall not be binding upon either of the parties hereto.  It is further agreed that this Agreement constitutes the entire, full and complete agreement between Textron and Licensee with respect to the Premises.

17.2           Amendments.  No modification, alteration or amendment of this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

18.           MISCELLANEOUS

18.1           Reserved Rights of RIAC.  Licensee acknowledges that pursuant to the Prime Lease there was reserved to RIAC, its successors and assigns for the use and benefit of the public, a free and unrestricted right of flight for the passage of aircraft in the air space above the surface of the Airport including the Premises, together with a right to cause in said air space such noise, dust and fumes as may be inherent in the operation of aircraft now known or hereafter used, or navigation of or right in the air, using said air space for landing, taking off or operating on or above same Airport; and Licensee consents to be bound by such reservation of rights by RIAC.

18.2           No Partnership or Joint Venture; Notice Concerning RIAC. Neither a partnership nor a joint venture is created by this Agreement.  Licensee acknowledges that Textron has notified Licensee that Textron has no authority to bind RIAC and that this Agreement or a summary of the arrangement contemplated thereby may need to be submitted to RIAC and to Federal and State authorities for review and approval in accordance with applicable law and provisions of this Agreement.

18.3           Assistance to RIAC.  Licensee shall cooperate and assist RIAC in dealing with the Federal Aviation Administration and all other Federal, State and local agencies in all matters relating to the operation of the Airport.

18.4           Cooperation With RIAC. RIAC may, from time to time, employ various planning and engineering consultants in connection with RIAC's ownership and operation of the Airport; and Licensee shall cooperate with and reasonably assist such consultants as requested by RIAC.

18.5           Airport Communications. Licensee shall not, by either his activities upon or use of the Premises, interfere with radio communications, instrument landing systems, navigational aides or flight operations of the Airport.

18.6           National Emergency.  During time of war or national emergency, RIAC shall have the right to lease the Airport area of any part thereof, including the Premises, to the United States Government for military use and, if such lease is executed, the provisions of this Agreement, insofar as they are inconsistent with the provisions of the lease to the Government, shall be subordinate to said lease.  Textron shall not be obliged to make any adjustment in Licensee’s fees hereunder in the event if such lease is executed.

18.7           Federal Aviation Act Compliance.  Licensee agrees to comply with provisions of the Federal Aviation Act of 1958 (49 U.S.C. 1349(a)), and any future amendments or revisions thereto, or any rules or regulations promulgated thereunder and any provision of any agreements providing Federal assistance for the development of Airports entered into by Textron and the United States of America or its agencies.  Notwithstanding the foregoing, if this Section 18.7 is invoked against Licensee, Licensee may terminate this Agreement without further liability if in Licensee's reasonable discretion such invocation materially increases Licensee's obligations or materially decreases Licensee's rights under this Agreement.

18.8           Protection of Airport Operations. Licensee covenants and agrees that he will neither erect structures not permit nor operate equipment nor store material on the Premises, in such a manner as to create any obstruction to air navigation and radar operations according to the criteria or standards as prescribed in Part 77 of the Federal Aviation Regulations or to create electrical interference with radio communications, radar or electromagnetic equipment between the Airport and aircraft, or to make it difficult for a flier to distinguish between same Airport lights and others, or to cause a glare in the eyes of fliers using same airport, or to impair visibility in the vicinity of same Airport by lights, smoke, or otherwise endanger the landing, taking-off or maneuvering of aircraft.  If Licensee is in default of this provision, Licensee shall remedy the cause immediately after notification by Textron.

18.9           Regulated Services.  Licensee will perform no services which are regulated by the Federal Aviation Administration (“FAA”) without Textron’s prior written consent. If such consent is given, Licensee will promptly supply Textron with copies of certificates issued by the FAA.  Licensee will also supply copies of all such certificates when they are renewed along with any notices of cancellation or termination of said certificates.

18.10         Time of Essence.  It is expressly agreed that time is of the essence in the performance of each and every provision and covenant of this Agreement.

18.11         Original Copies.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same agreement.

18.12         Captions.  The captions appearing in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or construe or describe the scope or intent of any provisions of this Agreement nor in any way affect this Agreement.

18.13         Binding Effect.  The terms, covenants and conditions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns and any person or persons, natural or corporate, claiming through or under them, or any of them.

18.14         Taking Effect.  This Agreement shall take effect only upon its proper execution by both Textron and Licensee. The parties acknowledge and agree that the Agreement dated May 1, 2009 between them relating to the Licensee’s former aircraft is hereby terminated effective as of the date referenced above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as a sealed instrument, as of the date first written above.

TEXTRON INC.

By: _/s/John D. Butler___________________
Title:       Executive Vice President and Chief Human Resources Officer

LICENSEE

_/s/Scott C. Donnelly__________________
                Scott C. Donnelly on behalf of [Mr. Donnelly's LLC]